UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMBER ROAD, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMBER ROAD, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2015

The Annual Meeting of Stockholders of Amber Road, Inc. will be held at our corporate headquarters located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, in the first floor conference center, at 9:30 a.m. local time on Wednesday, May 6, 2015, for the following purposes:

1.	To elect the Class I directors listed in the accompanying proxy statement to serve for a three year term expiring at our annual meeting of stockholders in 2018.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of our common stock at the close of business on March 10, 2015 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Elliot Brecher
General Counsel and Corporate Secretary

March 24, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2015: This proxy statement, along with our Annual Report on Form 10-K for the year ended December 31, 2014, are available at the following website: http://www.cstproxy.com/amberroad/2015.

Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.

AMBER ROAD, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held

May 6, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Amber Road, Inc. of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held at our corporate headquarters located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, in the first floor conference center, at 9:30 a.m. local time on Wednesday, May 6, 2015, and at all adjournments or postponements thereof.

This proxy statement and the form of proxy are being mailed to stockholders on or about March 24, 2015.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board has made these materials available to you in connection with the solicitation of proxies for use at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

What proposals will be voted on at the annual meeting?

Two proposals will be voted on at the annual meeting:

•	The election of the two Class I directors specified in this proxy statement for a three-year term expiring at our annual meeting of stockholders in 2018; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	“FOR” the election of the two nominated Class I directors specified in this proxy statement (Proposal 1); and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2).

What happens if additional matters are presented at the annual meeting?

If any other matters are properly presented for consideration at the annual meeting, the persons named as proxy holders, James W. Preuninger, our Chief Executive Officer, and Thomas E. Conway, our Chief Financial Officer, or either of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the annual meeting.

Who is entitled to vote?

Stockholders of record at the close of business on March 10, 2015 (also known as the “record date”) may vote at the annual meeting. As of the close of business on the record date, there were 26,028,365 shares of our common stock outstanding. Each share of common stock is entitled to one vote on all matters being considered at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting shall constitute a quorum. Both abstentions and broker non-votes (discussed below under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. Stockholders of record received printed proxy materials directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered the stockholder of record with respect to those shares, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

How do I vote?

You may vote using any of the following methods:

1. By Mail — Stockholders of record of common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” the election of the two nominated Class I directors specified in this Proxy Statement for a three-year term expiring at our annual meeting in 2018 (Proposal 1); and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2).

Amber Road stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

2. By Internet — Stockholders of record of our common stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Amber Road stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability.

3. By Telephone — Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Amber Road stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

4. In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the annual meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the annual meeting. If you submitted your proxy by mail, you must file with the Corporate Secretary of the Company a written notice of revocation or deliver, prior to the vote at the annual meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the annual meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the annual meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 — The election of Class I directors	Plurality of Votes Cast	No

Proposal 2 — The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015	Majority of the Shares Present in Person or Represented by Proxy and Entitled to Vote	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker with voting instructions, the brokerage firm has the discretion to vote the shares on your behalf if the proposal is considered a “routine” matter. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposal 1 is not considered a “routine” matter but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes would be counted for the purpose of determining a quorum, they will not affect the outcome of any matters being voted on at the annual meeting.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company, without additional compensation, may solicit proxies. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.

What is the deadline for stockholder proposals for the 2016 Annual Meeting?

For your proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2016, we must receive your written proposal no later than November 25, 2015. In addition, be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between January 7, 2016 and February 8, 2016 (assuming the meeting is held not more than 30 days before or more than 30 days after May 6, 2016). All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Amber Road, Inc., One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073, Attention: Corporate Secretary. In addition, any proposal must satisfy all of the other requirements set forth in our amended and restated bylaws and all applicable laws.

What are the fiscal year-end dates?

This proxy statement provides information about the matters to be voted on at the annual meeting and additional information about Amber Road and its executive officers and directors. Some of the information is provided as of the end of 2013 or 2014 and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

How can I obtain directions to the Annual Meeting?

If you wish to attend the Annual Meeting and vote in person, you may contact our reception desk at (201) 935-8588 to obtain directions to our corporate headquarters.

ELECTION OF DIRECTORS

Our board of directors currently consists of eight members: James W. Preuninger, Donald R. Caldwell, Pamela F. Craven, Kenneth M. Harvey, Cho Ying Davy Ho, Rudy C. Howard, John Malone and Barry M.V. Williams.

In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Our directors are divided among the three classes as follows:

•	Messrs. Preuninger and Harvey are the Class I directors whose terms expire at the annual meeting, and have been nominated for election at the annual meeting for three-year terms expiring at the annual meeting of stockholders to be held in 2018;

•	Messrs. Caldwell, Ho and Malone are the Class II directors whose terms expire at the annual meeting of stockholders to be held in 2016; and

•	Ms. Craven and Messrs. Howard and Williams are the Class III directors whose terms expire at the annual meeting of stockholders to be held in 2017.

Pursuant to our certificate of incorporation, only our board of directors will be able to fill any vacancies on our board of directors until the next succeeding annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

It is proposed to elect two Class I directors to serve for a three year term expiring at our annual meeting of stockholders in 2018. Upon recommendation of our nominating and corporate governance committee, the Board has nominated James W. Preuninger and Kenneth M. Harvey for re-election as Class I directors. Biographical information about each of the nominees and each director whose term will continue after the annual meeting is contained in the sections below. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to our Board of Directors unless instructed to the contrary. Each nominee is currently a director of our company.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Name of Class I Director Nominee	Age	Principal Occupation and Business Experience

James W. Preuninger	55	Mr. Preuninger is a co-founder of our company and has served as Chief Executive Officer and a member of our board of directors since 2002. As Chief Executive Officer, Mr. Preuninger oversees sales and marketing, finance, data center operations, general and administrative staff, corporate development and is responsible for opening new markets and expanding our portfolio of solutions through strategic partnerships and acquisitions. Mr. Preuninger began his career at IBM Corporation, where he held several positions in sales and marketing. The nominating and corporate governance committee believes that Mr. Preuninger’s background as a co-founder of our company and long service as our Chief Executive Officer provides the board with invaluable insight into the inner workings of our company, enhances the efficiency of the board’s oversight function and qualifies him to serve on our board of directors.

Name of Class I Director Nominee	Age	Principal Occupation and Business Experience

Kenneth M. Harvey	54	Mr. Harvey has served as our director since 2008. From 1989 until 2011, Mr. Harvey was employed by HSBC plc, serving as chief information officer/chief operating officer from 2008 to 2011 and as group general manager and chief information officer from 2004 to 2007. He was president of HSBC Technology and Services, a wholly-owned subsidiary of HSBC, from 2003 to 2004. He is currently chairman of CLS Group Holdings AG and CLS Bank International. Prior to his election to the dual chairmanship and since 2011, he served CLS as a director, chairman of the technology and operations committee and member of the chairman’s committee which covers compensation and compliance issues. He has served as a director for InsPro Technologies Corporation since 2014. He sits on the senior advisory board for Oliver Wyman, a global consulting organization. He served as a director of Kanbay, Inc. from 2004 until 2007 and Vertical Networks, Inc. from 2002 until 2004. The nominating and corporate governance committee believes that Mr. Harvey’s background as an executive in the information technology field qualifies him to serve on our board of directors.

The Board of Directors recommends a vote FOR the election of the nominees herein.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Name of Class II Director	Age	Principal Occupation and Business Experience

Donald R. Caldwell	68	Mr. Caldwell has served as our director since 2005. Since 1999, Mr. Caldwell has been chairman and chief executive officer of Cross Atlantic Capital Partners, Inc., a venture capital firm. Cross Atlantic Capital Partners, Inc. serves as investment manager for three affiliated funds beneficially owning an aggregate of approximately 21.5% of our outstanding common stock. Mr. Caldwell also serves as chairman and chief executive officer of InsPro Technologies Corporation, a role he assumed in January 2015. In addition to his service on our board, Mr. Caldwell currently serves on the board of directors of five public companies: InsPro Technologies Corporation since 2008, where he is serving as chairman of the board and chief executive officer as indicated above, chairman of the audit committee and member of the compensation committee; Lightning Gaming, Inc. since 2006, where he has served as chairman of the audit committee; Quaker Chemical Corporation since 1997, where he has served as chairman of the executive committee and member of the compensation/management development and audit committees; Rubicon Technology, Inc. since 2001, where he has served as chairman of the compensation committee and member of the nominating and governance committees; and Fox Chase Bancorp, Inc. since October 2014. Mr. Caldwell was previously a member of the board of directors of Diamond Cluster International, Inc. (1994–2010) and has served as a director for several private companies and non-profit organizations, including software and money management firms as well as the Pennsylvania Academy of the Fine Arts and the Committee for Economic Development. Mr. Caldwell was previously a certified public accountant in the State of New York. We believe that Mr. Caldwell’s extensive experience as a director of public companies and as long-time chairman and chief executive officer of Cross Atlantic Capital Partners, Inc. qualifies him to serve on our board of directors.

Name of Class II Director	Age	Principal Occupation and Business Experience

Cho Ying Davy Ho	67	Mr. Ho was appointed to the Board in July 2014. He joined the Swire group of companies in 1970 and has worked for the business development group in Hong Kong, Mainland China and Taiwan. Before assuming his current position as a Director of Swire Properties Limited in 2010, he had been a Director of Swire Pacific Limited from 1997; of Hong Kong Aircraft Engineering Company Limited from 1999; and of John Swire & Sons (HK) Limited from 1995. He was also chairman of the Swire group’s Taiwan operations and of a number of Group companies with shipping and travel interests. Mr. Ho joined Swire Properties Limited in 2010 with responsibility for developing government and joint venture relationships. We believe that Mr. Ho’s experience holding significant leadership positions at various multi-national companies within the Swire group and his experience in managing shipping and logistics, particularly in the greater China region, qualifies him to serve on our board of directors.

Name of Class II Director	Age	Principal Occupation and Business Experience

John Malone	53	Mr. Malone became a director in March 2014 upon the completion of our initial public offering. From 2008 until its sale in 2013 to Haystax Technology, Inc., Mr. Malone served as the executive chairman of Digital Sandbox, Inc., an organization that provides threat and risk analysis and monitoring software in the national and homeland security arenas. From 2009 until its successful sale in 2012 to Acronis International GmbH, Mr. Malone served as executive chairman of Group Logic, Inc., an organization that provides digital content collaboration solutions in the enterprise and in the cloud. From 2003 to 2007, Mr. Malone served as Senior Vice President of Sales and Business Development for Neustar, Inc., a provider of real-time information and analytics for the Internet, telecommunications, entertainment, and marketing industries. During his tenure at Neustar, which included the company’s transition from a private enterprise to a New York Stock Exchange listed company, the company’s revenue grew from $80 million to more than $420 million. We believe Mr. Malone’s general executive experience, including his experience with strategic acquisitions, qualifies him to serve on our board of directors.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Name of Class III Director	Age	Principal Occupation and Business Experience

Pamela F. Craven	61	Ms. Craven became a director in March 2014 upon the completion of our initial public offering. Beginning in 2000, Ms. Craven served as General Counsel of Avaya Inc., a global organization develops, manufactures, sells and services communications products and software for enterprises. Since 2007, she also served as Chief Administrative Officer of the organization, responsible for over 300 employees across functions including Internal Audit, Enterprise Risk Management, Security & Business Continuity, Board Governance and Administration, Human Resources, Real Estate, Compliance, Global Trade, Government Affairs and Law & Contracting. She also served as member of the Avaya Executive Committee and Chief Compliance Officer. Ms. Craven retired from Avaya on December 31, 2014. From 1995 to 1999 Ms. Craven served as Vice President, Law of Lucent Technologies Inc. and from 1999 until 2000 she also served as Secretary of Lucent. Ms. Craven previously served on the boards of directors of Avaya Inc. Global Connect, Ltd. (2009–2010), a publicly traded Indian company, and Avaya-Tenovis GmbH (2004–2006). She is currently active at the Penn Law Board of the University of Pennsylvania Law School having completed her 10-year term as overseer in October 2014. She is now a member of the board of the New Jersey Women Lawyers Association. We believe Ms. Craven’s background as an executive in the fields of law and business administration qualifies her to serve on our board of directors.

Name of Class III Director	Age	Principal Occupation and Business Experience

Rudy C. Howard	57	Mr. Howard has served as our director since 2012. Since 2010, Mr. Howard has served as chief financial officer of SciQuest, Inc. (NASDAQ: SQI), a company providing a leading on-demand strategic procurement and supplier enablement solution that integrates customers with their suppliers. From 2008 through 2009, Mr. Howard served as chief financial officer of MDS Pharma Services, a contract research organization providing drug discovery and development solutions for the pharmaceutical and biotechnology industries. From 2003 until joining MDS Pharma Services, Mr. Howard operated his own financial consulting company, Rudy C. Howard, CPA Consulting, in Wilmington, North Carolina, where his services included advising on merger and acquisition transactions, equity and debt issuances and other general management matters. In addition, since 2012, Mr. Howard has served as a director and member of the audit committee of Metabalon, Inc., a privately-held diagnostics and services company. We believe Mr. Howard’s extensive experience with financial and accounting matters and his background as an executive officer at several public companies qualifies him to serve on our board of directors.

Name of Class III Director	Age	Principal Occupation and Business Experience

Barry M. V. Williams	68	Mr. Williams has served as chairman of our board of directors since 2004. Previously, Mr. Williams held numerous executive-level positions at P&O Nedlloyd, the second largest ocean carrier in the world prior to its acquisition by A.P. Moller Maersk. Mr. Williams’ career at P&O Nedlloyd spanned over 35 years culminating in his service as chief executive officer and as a member of the executive committee. As the leader of P&O Nedlloyd, he successfully consolidated its back office operations in China and India, diversified into freight forwarding and supply chain management services, and implemented the company’s strategic e-commerce systems. From 2007 through 2011, and since 2013, Mr. Williams has served as chairman of ESS-Databridge Exchange Limited, a provider of electronic shipping and trade documentation and data solutions. We believe Mr. Williams’s management experience in the shipping and supply chain management industries and his experience with strategic growth companies in the global trade management industry qualifies him to serve on our board of directors.

Director Independence

Our common stock is listed on the New York Stock Exchange. Our board of directors has undertaken a review of the independence of our directors and has considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Our board of directors has determined that the directors serving on our board, other than our chief executive officer James W. Preuninger, qualify as independent directors within the meaning of the rules of the New York Stock Exchange.

Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such director is a member. We did not have an annual meeting in 2014. Pursuant to our Corporate Governance Guidelines, members of the board of directors are encouraged to attend the annual meeting each year.

The non-management members of the Board also meet in executive session without management present on a regular basis.

Individuals may communicate directly with members of the board of directors or members of the Board’s standing committees by writing to the following address:

Amber Road, Inc.

One Meadowlands Plaza – 15th Floor

East Rutherford, New Jersey 07073

Attention: Corporate Secretary

The Corporate Secretary will summarize all correspondence received and periodically forward summaries to the Board or appropriate committee. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Board of Directors and Committees

Our board of directors currently has an audit committee, compensation committee and a nominating and corporate governance committee. Each committee operates under a separate charter adopted by our board of directors, which charters are available on our website at investor.amberroad.com – “Corporate Governance,” and has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

During 2014, the Board of Directors held seven meetings and took action five times by unanimous written consent. There were four meetings of the audit committee, six meetings of the compensation committee and three meetings of the nominating and corporate governance committee. All of the directors attended at least 75% of the aggregate number of Board meetings and committee meetings during the periods in which they served.

Audit Committee. Our audit committee is comprised of Rudy Howard (Chairman), Pamela Craven and John Malone, each of whom is an independent director and satisfies the additional independence requirements for members of the audit committee imposed by New York Stock Exchange rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of the members of our audit committee meets the requirements for financial literacy under applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the New York Stock Exchange. Our board of directors has determined that Mr. Howard qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC. The audit committee assists our board of directors in its oversight of:

•	the audit and integrity of our financial statements;

•	our compliance with applicable law, risk assessment and risk management;

•	the qualification and independence of our independent registered public accounting firm;

•	the establishment and performance of our internal audit function and independent registered public accounting firm; and

•	the annual audit committee report.

Under our audit committee charter, the audit committee:

•	has direct responsibility for the appointment, compensation, retention, termination and oversight of the work of our independent registered public accounting firm;

•	oversees the independence of our independent registered public accounting firm;

•	establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our internal control over financial reporting, the internal audit function, and changes in accounting and financial reporting principles;

•	reviews and discusses with management and our independent registered public accounting firm the overall adequacy and effectiveness of our code of business conduct and ethics and compliance with applicable laws, regulations and internal compliance programs; and

•	reviews with management and our independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding our financial statements or accounting policies.

Compensation Committee. Our compensation committee is comprised of Pamela Craven (Chair), Donald Caldwell and John Malone, each of whom is an independent director and satisfies the additional independence requirements of the SEC and the New York Stock Exchange. Each member is also an “outside director” as defined under Section 162(m) under the Internal Revenue Code, as amended, or the Internal Revenue Code. Our compensation committee oversees our overall compensation program. Our compensation committee charter provides that the compensation committee shall:

•	review, evaluate and approve executive officer compensation and performance on an annual basis;

•	approve equity grants to executive officers, or, if the committee deems appropriate, recommend them to the full board for approval;

•	review and approve any consulting arrangements, employment contracts or severance agreements with any executive officer;

•	assess whether the compensation structure encourages undue risk-taking;

•	adopt or modify any incentive compensation plan, or, if this action would require stockholder approval, recommend it to the full board for approval and proposal to the stockholders;

•	review and recommend to our board of directors any director compensation programs for our independent directors only; and

•	have power to engage compensation consultants, advisors or legal counsel.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is comprised of Kenneth Harvey (Chairman), Donald Caldwell and Barry Williams, each of whom is an independent director and an “outside director” as defined under Section 162(m) under the Internal Revenue Code. Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee shall:

•	search for, identify and evaluate individuals qualified to become board members and recommend individuals to be nominated for election to our board of directors;

•	advise our board of directors regarding appropriate corporate governance policies and assist our board of directors in achieving them;

•	have sole discretion to retain a search firm for the purpose of identifying director candidates;

•	review the performance of each director who is standing for re-election, and the independence of each director;

•	have responsibility for succession planning for executive officers; review and recommend to our board of directors any changes in our corporate governance structure; and

•	and review and consider actual and potential conflicts of interests of management and directors.

Compensation Committee Interlocks and Insider Participation

For the year ended 2014, the members of our compensation committee until our initial public offering in March 2014 were Donald Caldwell, Antoine Munfa, Bernard Goldsmith, James W. Preuninger and John W. Preuninger, and following our initial public offering Pamela Craven, Donald Caldwell and John Malone. James W. Preuninger is our Chief Executive Officer, while John W. Preuninger was our President and Chief Operating Officer until his resignation from the Board and as an officer in July 2014. Messrs. Caldwell, Munfa and Goldsmith have never been officers or employees of ours or any of our subsidiaries, and neither have Ms. Craven or Mr. Malone ever been employees of ours or any of our subsidiaries.

None of the current members of our compensation committee serve, or has at any time served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at investors.amberroad.com — “Corporate Governance” — “Code of Business Conduct and Ethics.” The reference to our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions with respect to our Chief Executive Officer, Chief Financial Officer, controller or persons performing similar functions, on our website or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the guidelines and report any recommendations to the Board. The Corporate Governance Guidelines are available on the Company’s website at investors.amberroad.com — “Corporate Governance” — “Corporate Governance Guidelines.”

Board Role in Risk Oversight

Risk assessment and oversight are integral parts of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. From time to time, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to address such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two separate individuals. Mr. Williams has served as Chairman of the Board of Directors since 2004. Mr. Preuninger serves as Chief Executive Officer.

While the Board retains the discretion to combine the roles in the future, as it deems appropriate, the Board believes that with an independent director serving as Chairman, the interests of the stockholders are well represented and that proper governance is maintained. The Company believes that the Chairman can provide support and advice to the Chief Executive Officer; collaborate with the Chief Executive Officer on setting a strategic direction for the Company; preside over executive or independent sessions of the Board when management, including the Chief Executive Officer, is not present; and lead the Board in fulfilling its responsibilities. This leadership structure also provides the Company the advantage of different viewpoints and backgrounds. The Company believes that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on the Company’s current needs.

Policy for Director Recommendations

Our nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to the Board for election as a director of the Company. The committee may use outside consultants to assist in identifying candidates, and will also consider advice and recommendations from stockholders, management, and others as it deems appropriate.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation in accordance with the procedures described in our by-laws. See “Stockholder Proposals and Director Nominations.” In its evaluation of director candidates, the nominating and corporate governance committee will consider the following:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•	Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The renomination of existing directors is not viewed as automatic, but will be based on continuing qualification under the criteria set forth above. In addition, the committee will consider the existing directors’ performance on the Board and any committee, which may include consideration of the extent to which the directors undertook continuing director education. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The nominating and corporate governance committee will also consider: (i) any specific minimum qualifications that it believes must be met by a nominee for a position on the Board; (ii) any specific qualities or skills that it believes are necessary for one or more of the Board members to possess; and (iii) the desired qualifications, expertise and characteristics of Board members, with the goal of developing an experienced and highly qualified Board. In making its recommendations, the committee will consider the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for 2015. Although stockholder ratification of the audit committee’s action in this respect is not required, the audit committee considers it desirable for stockholders to ratify such appointment. If the stockholders do not ratify the appointment of KPMG LLP, the engagement of independent auditors will be reevaluated by the audit committee.

Representatives of KPMG LLP are expected to attend the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are as follows:

	2014	2013
Audit fees	$475,000	$270,000
Audit-related fees	1,650,000	150,000
Tax fees	86,570	89,125
All other fees	—	—

Total	$2,211,570	$509,125

Audit fees consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our registration statements on Form S-1 and Form S-8 related to our initial public offering and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit-related fees incurred related to the review of our registration statements and the issuance of comfort letters and consents in connection with our initial public offering. Tax fees include tax compliance and tax consultations.

Pre-Approval of Audit and Non-Audit Services. All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by the audit committee. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee uses the following procedures in pre-approving all audit and non-audit services provided by our independent registered public accounting firm. At or before the first meeting of the audit committee each year, the audit committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by our independent registered public accounting firm during the year. Quarterly, the audit committee is presented with an update of any new audit and non-audit services to be provided. The audit committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the audit committee.

Non-audit services that constitute less than 5% of the revenues paid by the Company to the independent registered public accounting firm may be approved by the audit committee (or one or more members authorized by the audit committee) after the services are commenced but before the completion of the audit, provided that such services were not recognized by the Company at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the audit committee. The audit committee may delegate to one or more of its members the authority to pre-approve permissible non-audit services so long as this pre-approval is presented to the full audit committee at scheduled meetings. The audit committee has delegated pre-approval authority of up $100,000 in between scheduled audit committee meetings to the chairman of the audit committee, and the chairman is required to report any such pre-approval decisions to the audit Committee at its next scheduled meeting. In addition, the audit committee has granted Thomas Conway, the company’s chief financial officer, authority to approve non-audit services of up to $100,000 in between scheduled Committee meetings upon notice in each instance to the audit committee chairman, subject to confirmation of the approval of such services by the audit committee at the next scheduled meeting.

All KPMG LLP services and fees in 2014 were approved in advance by the audit committee.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 2015 with respect to the beneficial ownership of our common stock by:

•	each person or entity who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each executive officer who is named below in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each person named in the table below is Amber Road, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. We are not aware of any arrangements that could at a subsequent date result in a change in control. The table does not include performance shares which were awarded during 2015, which generally vest only upon the achievement of performance criteria.

Beneficial Owner	Shares Beneficially Owned	Percent of Vote
5% stockholders:
Cross Atlantic (1)	5,596,677	21.5%
Columbia Wanger Asset Management, LLC (2)	2,065,000	7.9%
Neil Gagnon (3)	1,873,469	7.2%
Gilder, Gagnon, Howe & Co. LLC (4)	1,490,344	5.7%
Named Executive Officers and Directors:
Donald R. Caldwell (5)	5,596,677	21.5%
Thomas E. Conway (6)	168,073	*
Pamela F. Craven (7)	—	—
Albert C. Cooke III (8)	137,896	*
Kenneth M. Harvey (9)	174,246	*
Cho Ying Davy Ho (10)	—	—
Rudy C. Howard (11)	73,480	*
John Malone (12)	8,000	*
James W. Preuninger (13)	2,153,984	8.2%
John W. Preuninger (14)	1,879,416	7.2%
Barry M. V. Williams (15)	59,508	*
All directors and executive officers as a group (11 persons)	8,371,864	31.3%

*	Less than 1%.
(1)

Consists of 1,992,899 shares of common stock held by Cross Atlantic Technology Fund II, L.P.; 1,992,898 shares of common stock held by The Co-Investment 2000 Fund, L.P.; and 1,610,880 shares of common stock held by The Co-Investment Fund II, L.P. Cross Atlantic Capital Partners, Inc. is the investment manager for Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P. and The Co-Investment Fund II, L.P. and has voting and investment power over the securities held in these funds. The general partners of these funds are XATF Management II, L.P., Co-Invest Management, L.P. and Co-Invest Management II, L.P., respectively. The sole shareholder of Cross Atlantic Capital Partners, Inc. is The Donald R. Caldwell (2009) Irrevocable Trust, of which Timothy Speiss serves as trustee. Mr. Caldwell also serves as the chairman and chief executive officer of Cross Atlantic Capital Partners, Inc. The other directors and executive officers of Cross Atlantic Capital Partners, Inc. are: Frederick Tecce and Brian Adamsky. Mr. Caldwell, The Donald R. Caldwell (2009) Irrevocable Trust and Cross Atlantic Capital Partners, Inc. may therefore be deemed to be the beneficial owners of the securities held by Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P. and The Co-Investment Fund II, L.P. The address of Cross Atlantic Capital Partners, Inc., Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P., The Co-Investment Fund II, L.P., The Donald R. Caldwell (2009) Irrevocable Trust and Mr. Caldwell is 150 North Radnor Chester Road, Suite B101, Radnor, Pennsylvania 19087.
(2)	Based solely on a Schedule 13G filed with the SEC on February 11, 2015. Columbia Wagner Asset Management, LLC beneficially owns the shares as investment adviser for Columbia Acorn Fund and various other investment companies and managed accounts. The address of Columbia Wagner Asset Management, LLC and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(3)	Based solely on Schedule 13G/A filed with the SEC on February 10, 2015 by Neil Gagnon. Mr. Gagnon has sole voting power and dispositive power over 137,010 shares, shared voting power over 1,630,230 shares and shared dispositive power over 1,736,459 shares. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC (“GS”). Mr. Gagnon and GS may be deemed to share voting power with respect to 1,089,417 shares and dispositive power with respect to 1,192,562 shares. Mr. Gagnon is also the Chief Executive Officer of Gagnon Advisors, LLC (“Gagnon Advisors”). Mr. Gagnon and Gagnon Advisors, in its role as investment manager to Gagnon Investment Associates, LLC (“GIA”), may be deemed to share voting and dispositive power with respect to 476,802 shares held by GIA. The address for Mr. Gagnon is 1370 Ave. of the Americas, Suite 2400, New York, New York 10019.
(4)	Based solely on Schedule 13G filed with the SEC on February 10, 2015 by Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”). Gilder Gagnon reported sole voting and dispositive power for 58,314 shares of our common stock and shared power to dispose or direct the disposition of 1,432,030 shares of our common stock. The shares reported include 1,281,166 shares held in customer accounts of Gilder Gagnon over which partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 58,314 shares held in the account of the profit-sharing plan of Gilder Gagnon, and 150,864 shares held in accounts owned by the partners of Gilder Gagnon and their families. The address of Gilder Gagnon is 3 Columbus Circle, 26th Floor, New York, New York 10019.
(5)	Mr. Caldwell is one of our directors. See footnote (1). Does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.
(6)	Mr. Conway is our Chief Financial Officer. Consists of options to purchase 168,073 shares of common stock (representing that portion of options to purchase an aggregate of 480,096 shares of common stock that has vested or will vest within 60 days of the date of this table).
(7)	Ms. Craven is one of our directors. Does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.
(8)	Mr. Cooke is our Vice President, Global Sales. Consists of 30,808 shares of common stock and options to purchase 107,088 shares of common stock (representing that portion of options to purchase an aggregate of 372,279 shares of common stock that has vested or will vest within 60 days of the date of this table).
(9)	Mr. Harvey is one of our directors. Consists of 80,160 shares of common stock, and 94,086 shares of common stock held by a family trust of which Mr. Harvey is the trustee, but does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.
(10)	Mr. Ho is one of our directors. Does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.

(11)	Mr. Howard is one of our directors. Includes options to purchase 73,480 shares of common stock (representing that portion of options to purchase 80,160 shares of common stock that has vested or will vest within 60 days of the date of this table), but does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.
(12)	Mr. Malone is one of our directors. Consists of 8,000 shares of common stock, but does not include shares issuable pursuant to 25,110 restricted stock units which will not vest within 60 days of the date of this table.
(13)	Mr. James W. Preuninger is our Chief Executive Officer and a director. Consists of 1,920,184 shares of common stock and options to purchase 233,800 shares of common stock (representing that portion of options to purchase an aggregate of 869,437 shares of common stock that has vested or will vest within 60 days of the date of this table). Includes 249,545 shares of common stock held of record by The James Preuninger 2013 Five Year Grantor Retained Annuity Trust, of which James W. Preuninger is Trustee.
(14)	Mr. John W. Preuninger served as our President and Chief Operating Officer and as a director until his resignation on July 24, 2014. Consists of 669,984 shares of common stock, 299,791 shares of common stock held of record by The John Preuninger 2013 Four Year Grantor Retained Annuity Trust (John W. Preuninger, Trustee), 14,214 shares of common stock held of record by The John Preuninger 2013 Three Year Grantor Retained Annuity Trust (John W. Preuninger, Trustee), 852,786 shares of common stock held of record by The Fletcher Preuninger 2013 Three Year Grantor Retained Annuity Trust (Fletcher Preuninger, Trustee) and 42,641 shares of common stock held of record by The Fletcher Preuninger 2013 Grantor Retained Annuity Trust FBO Siblings (Fletcher Preuninger, Trustee). Fletcher Preuninger is the wife of John W. Preuninger.
(15)	Mr. Williams is one of our directors. Consists of 14,130 shares of common stock and fully vested options to purchase 45,378 shares of common stock, but does not include shares issuable pursuant to 30,020 restricted stock units which will not vest within 60 days of the date of this table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2014 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans. All of the indicated securities are authorized under our 2012 Omnibus Incentive Compensation Plan and our 2002 Stock Option Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,430,293	$3.11	1,951,959
Equity compensation plans not approved by security holders	—	—	—
Total	4,430,293	$3.11	1,951,959

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and footnotes set forth information, for the fiscal years ended December 31, 2014 and 2013, concerning the compensation awarded to, earned by or paid to: (i) our principal executive officer during the fiscal year ended December 31, 2014, (ii) the two most highly compensated executive officers, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2014 and were serving as executive officers on December 31, 2014 and (iii) our former president and chief operating officer (collectively, the “named executive officers”). Under the SEC’s rules for preparation of the following tables, non-equity awards are reported in the performance year in which they are earned, while equity-based awards are reported in the year in which they are granted.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

James W. Preuninger	2014	382,500	1,892,196	420,081	481,259	3,176,036
Chief Executive Officer	2013	350,000	320,000	225,000	4,700	899,700

John W. Preuninger	2014	291,667	—	—	1,607,578	1,899,245
Former President and Chief Operating Officer	2013	350,000	320,000	225,000	4,700	899,700

Thomas E. Conway	2014	285,000	1,207,465	148,460	3,593	1,644,518
Chief Financial Officer	2013	251,250	117,150	159,946	3,593	531,939

Albert C. Cooke III	2014	248,500	1,042,633	203,828	10,548	1,505,509
Vice President, Global Sales	2013	225,000	74,550	301,577	10,548	611,675

(1)	These amounts represent the aggregate grant date fair value of stock option awards made during the fiscal year, calculated in accordance with ASC 718, excluding estimated forfeitures. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the assumptions used in calculating these amounts. The vesting terms for the listed options are as follows: 25% at the first year anniversary of the grant date and 6.25% at the end of each quarter thereafter. In addition, in the event the grantee is terminated by us without cause or by the grantee for good reason within one year following a “change of control,” 100% of the remaining unvested option shares become vested and exercisable in accordance with the terms of the plan. Our compensation committee determines whether to grant option awards and in what quantity to grant them. The committee considers a variety of factors in making this determination, including an executive officer’s recent and legacy contribution to our growth, future corporate goals and average compensation levels of officers of similar rank at peer firms. Each year for the last two years our compensation committee has engaged the services of an independent, nationally recognized compensation consultant.
(2)	The amounts appearing in the Non-Equity Incentive Plan Compensation column represent non-discretionary bonus payments relating to the stated fiscal year. These amounts were earned based on the recipient’s formulaic performance against specified criteria. For James W. Preuninger and John W. Preuninger, the 2013 criteria included new contract value sold, billings, and EBITDA. For Mr. Conway, the 2013 criteria included new contract value sold, billings, EBITDA and revenue growth. For James W. Preuninger and Mr. Conway, the 2014 criteria included new contract value sold, billings, EBITDA and revenue growth. Mr. Cooke receives incentive compensation based on specified effective commission rates for items such as new contract value sold, transaction fees, professional services rendered, and subscription agreement renewals.
(3)	All Other Compensation includes severance costs, loan forgiveness and related tax gross-ups, premiums we paid for life insurance, long term disability and accidental death and dismemberment insurance on these individuals. In addition, Mr. Cooke receives a car allowance.

In addition to approving the amounts appearing in the Non-Equity Incentive Plan Compensation column in the table above as awards for 2014 performance under our short-term incentive program, the compensation committee in February 2015 also approved for our executive officers certain stock option awards, granted performance shares in connection with the Company’s 2015 long-term incentive program and established performance targets in connection with our 2015 short-term incentive program. Each of the foregoing programs were established pursuant to our 2012 Omnibus Incentive Compensation Plan described under “Equity Incentive Plans” below.

The stock options awarded in February 2015 have an exercise price of $8.08 per share of common stock, and will vest and become exercisable based on the passage of time according to the following vesting schedule: 25% of the options will vest on the one-year anniversary of the date of grant, and 6.25% at the end of each three-month period thereafter. In addition, in the event the option grantee’s service with us is terminated without cause or by the grantee for good reason within one year following a change of control, 100% of the remaining unvested option shares become vested and exercisable in accordance with the terms of the 2012 Plan. Pursuant to such grants, our chief executive officer James W. Preuninger received options to purchase 207,500 shares of common stock, our chief product officer Nathan Pieri received options to purchase 80,000 shares of common stock, our chief financial officer Thomas E. Conway received options to purchase 78,750 shares of common stock and our vice president, global sales Albert C. Cooke III received options to purchase 68,000 shares of common stock.

The performance shares awarded in February 2015 entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of performance conditions and other restrictions as specified by the compensation committee and reflected in the applicable award certificate, which are at the discretion of the compensation committee. Achievement of the 2015 performance share award will be determined on the basis of a target amount of revenue of the company for the fiscal year ending December 31, 2017, by reference to a stated revenue target that reflects a compound annual revenue growth rate for the three-year period ending on such date. The grantees will earn the performance shares only if the company’s threshold performance level for revenue is fulfilled in 2017. If the company achieves the threshold performance level, then grantees will earn performance shares on a performance matrix that provides that 50% of the awarded performance shares are earned for threshold performance, 100% of the awarded performance shares are earned for target performance and 120% of performance shares are earned for performance at or above the maximum level based on the actual performance of the company against the performance goals. If performance falls between the specified percentage ranges set forth in the performance matrix, the compensation committee will determine the award percentage earned by linear interpolation and rounded down to the nearest whole share. If earned, grants of performance shares will cliff-vest in 2018, following the filing of our Annual Report on Form 10-K for the year ending December 31, 2017, subject to the grantee being an employee of the company on the date the compensation committee approves the issuance of the award. The grant of performance shares is subject to certain other restrictions as specified by the compensation committee and reflected in the applicable award certificate, which are at the discretion of the compensation committee. Pursuant to such grants, James W. Preuninger received a grant of 93,375 performance shares, Mr. Pieri received a grant of 36,000 performance shares, Mr. Conway received a grant of 35,438 performance shares and Mr. Cooke received a grant of 30,600 performance shares.

For 2015, the short-term incentive program focuses on achievement of certain targets of revenue, new subscription revenue, EBITDA, and individual management by objective (MBO) goals (except that the chief executive officer will not have an MBO component). Individual plan participants are eligible to receive incentive compensation based on a target percentage of their base salary. The amount payable is determined based upon the percentage achievement of the financial, strategic and MBO goals established for the annual plan period; subject to certain adjustments for revenue if 90-99% of the goals are met; for new subscription revenues if 80-99% of the goals are met, and for EBITDA if 80-99% of the goals are met. No adjustments will be made with respect to MBO goals, but our chief executive officer will have the discretion to recommend partial payment to the compensation committee. We must achieve the revenue, new subscription revenue and EBITDA goals at 90%, 80% and 80%, respectively, for a payout in relation to such goal to be available. Payouts for the attainment of goals for revenue, new subscription revenue, EBITDA and individual MBOs are capped at 120%, 150%, 150% and 100%, respectively; with maximum award payouts of 200%, 200%, 200% and 100%, respectively. Distribution of the funded incentive pool to our executive officers depends upon performance against their individual metrics established by the compensation committee for 2015 under the 2012 Plan. In no event will the aggregate bonuses paid to all plan participants exceed the amount of the funded incentive pool. In order to be entitled to any payment under the 2015 short-term incentive program, the executive must be an employee of the company on the date of payment, except to the extent otherwise provided by the company. If the executive officer’s employment with the company is terminated for any reason prior to the payment date, the executive officer will not be eligible for a cash bonus for the applicable performance period, and the executive officer will forfeit all rights to such payment except to the extent otherwise provided by the company. For 2015, the short-term incentive program target as a percentage of base salary for James W. Preuninger, and for Messrs. Pieri, Conway and Cooke are 100%, 50%, 50.16% and 17.02%, respectively. Mr. Cooke also has a separate 2015 short-term incentive program based on sales commissions.

The company reserves the right at any time during the applicable performance period to: (1) amend or terminate the 2012 Plan in whole or in part, (2) revoke any eligible executive officer’s right to participate in the 2012 Plan and (3) make adjustments to targets and payouts subject to the terms of the 2012 Plan. In accordance with the 2012 Plan, the compensation committee has determined to settle the above short-term incentive grants, if paid, in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2014:

	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date

James W. Preuninger	162,825	37,575	2.31	9/30/2016
Chief Executive Officer	50,100	83,500	6.14	6/25/2018
	—	327,937	13.00	8/5/2024

John W. Preuninger	—	150,300	2.31	1/31/2015
Former President and Chief Operating Officer	—	50,100	6.14	1/31/2015

Thomas E. Conway	73,480	—	3.29	2/19/2017
Chief Financial Officer	21,740	—	2.31	1/31/2018
	33,400	—	2.31	2/11/2020
	21,710	5,010	2.31	9/30/2021
	13,777	22,963	5.57	6/25/2023
	—	209,266	13.00	8/5/2024

Albert C. Cooke III	40,080	—	3.29	1/24/2017
Vice President, Global Sales	33,400	—	2.31	2/11/2020
	21,710	5,010	2.31	9/30/2021
	8,767	14,613	5.57	6/25/2023
		180,699	13.00	8/5/2024

(1)	The listed options vest over four years as follows: 25% at the first year anniversary of the grant date and 6.25% at the end of each quarter thereafter. In addition, in the event the grantee is terminated by us without cause or by the grantee for good reason within one year following a “change of control,” 100% of the remaining unvested option shares become vested and exercisable in accordance with the terms of the plan.

Employment Agreement with James W. Preuninger

In March 2014 in connection with the completion of our initial public offering, we entered into an employment agreement with James W. Preuninger, our chief executive officer. The employment agreement has a two-year term expiring December 31, 2016. The agreement provides for a base salary of $350,000. On August 5, 2014, after conducting a comprehensive review of compensation for our executive officers with independent compensation consultants engaged by the compensation committee, the committee approved an increase in Mr. Preuninger’s annual base salary to $415,000, which base salary increase was made effective as of July 1, 2014.

Under the employment agreement, Mr. Preuninger is eligible to receive an annual cash bonus with a target amount equal to no less than 100% of his base salary. The actual annual bonus amount depends on the achievement of performance goals set for that year, as determined by the compensation committee. In addition, Mr. Preuninger is eligible to receive an executive equity award (as defined in his agreements) based on his performance across a wide range of criteria, with a target number of shares of our common stock that would cause such annual grant of equity awards to have a fair value as of the date of grant of such equity award equal to 100% of his base salary in effect on the date of grant of the equity award.

Pursuant to the employment agreement, if we terminate Mr. Preuninger’s employment without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement), he will be entitled to the following: (1) his accrued but unpaid annual bonus, if any, for the fiscal year ended prior to his termination date; (2) if his date of termination occurs during the Post-Change of Control Period (as defined in the agreement), 100% of his outstanding equity awards will become fully vested and exercisable; (3) a lump-sum cash payment, payable within five days after such termination becomes final, in an amount equal to two years of his base salary then in effect; and (4) coverage of COBRA premiums, if any, paid by Mr. Preuninger for continuation of coverage for him and his spouse and dependents under the Company’s group health, dental and vision plans for the lesser of two years or the maximum permissible COBRA continuation period.

The employment agreement contains a covenant not to compete during the employment term and for one year thereafter.

Change in Control Agreements

We entered into separate change in control agreements with each of our executive officers other than Mr. James W. Preuninger. Each agreement provides that if within 12 months following a “Change in Control” (as defined below) (i) the officer terminates his or her employment with us for “Good Reason” (as defined below) or (ii) we terminate the officer’s employment without “Cause” (as defined below), the officer is entitled to receive the following severance benefits from us:

•	a single lump sum severance payment in an amount equal to 12 months’ salary, payable no later than 60 days following termination;

•	immediate vesting of 100% of the officer’s then outstanding and unvested equity awards as of the date of his or her termination of employment; and

•	payment by us of the premiums for the officer’s group health continuation coverage for the 12-month period following the officer’s termination of employment or until the date that the officer’s COBRA continuation coverage expires.

Receipt of the severance benefits is subject to execution by the officer of release of claims in a form reasonably acceptable to us.

In the event that the severance and other benefits provided for in the agreements constitute “parachute payments,” subject to excise tax, then the officer’s severance benefits may be adjusted so as to result in receipt by the officer on an after-tax basis of the greatest amount of severance benefits.

As defined in the agreements:

•	“Cause” means (i) the officer’s willful and continued failure to perform his or her duties and responsibilities after receipt of written demand for performance from us describing the basis for our belief that the officer has not substantially performed his or her duties and providing a reasonable period (not to exceed between 15 and 30 days) to take corrective action, (ii) any material act of personal dishonesty taken by the officer in connection with his responsibilities as an employee with the intention that such action may result in the substantial personal enrichment of the officer, (iii) the officer’s conviction of, or plea of nolo contendere to, a felony that our Chief Executive Officer reasonably believes has had or will have a material detrimental effect on our reputation or business, or (iv) a material breach of any agreement by and between the officer and us which material breach has not been cured within 15 to 30 days of written notice from us.

•	a “Change in Control” occurs on the date that any one person or group acquires (i) assets from us that have a total gross fair market value equal or greater than 80 percent of our company, or (ii) ownership of our stock that constitutes more than 50 percent of the total fair market value or total voting power of our stock. A Change in Control shall not include any transaction effected primarily for the purpose of financing us with cash or the initial public offering of our common stock or for reincorporation purposes.

•	“Good Reason” means the occurrence of any of the following, without the officer’s express written consent: (i) a material reduction of the officer’s authority, duties or responsibilities, (ii) a material reduction in the officer’s base and/or variable compensation; (iii) a material change in the geographic location at which the officer must perform his or her services greater than 50 miles; (iv) our failure to obtain the assumption of the agreements by any of our successors; or (v) any material breach or violation of a material provision of the agreements by us.

Management Severance Policy

Our board of directors adopted our Management Severance Policy in January 2014. The policy is intended to provide eligible senior management employees of the company and its wholly-owned subsidiaries with severance pay and other benefits upon a participant’s involuntary termination of employment. We believe that reasonable severance benefits for our senior management employees are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our senior management employees in the event of a change of control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.

The policy provides for severance pay and benefits upon (a) involuntary termination of employment (i.e., termination by the company without “Cause” (as defined in the policy) or the by employee for “Good Reason” (as defined in the policy)), and (b) the participant’s execution of a binding release of claims against the company. Severance and termination benefits provided to executives covered under the plan include 130% of annual base salary payable semi-monthly over a 12 month period commencing at termination of employment; plus 12 months of COBRA coverage at our expense, subject to a claw-back provision whereby repayment of all severance pay and benefits (net of taxes) is required if the participant violates any confidential information, non-solicitation or non-competition agreement with us. Our chief executive officer is not eligible to participate in the policy while his current employment agreement is in effect. The board of directors or compensation committee may amend or terminate the policy, but any amendment or termination that results in a reduction in the amount of severance pay or severance benefits will not be effective until one year after the board of directors or compensation committee approves the amendment or termination.

An eligible participant will not be eligible to receive any benefits under the policy if the participant is party to a change in control agreement and has a termination of employment following a change in control of our company, provided that in those circumstances, the terms and conditions for payment of any severance pay or benefits shall be determined in accordance with the terms of such change in control agreement. Change in control termination benefits for executive officers are described under “Executive Compensation-Change in Control Agreements.”

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the tax deduction of public companies for compensation in excess of $1.0 million paid to their chief executive officer and the three most highly compensated executive officers (other than the chief financial officer) at the end of any fiscal year unless the compensation qualifies as “performance-based compensation.” Compensation paid to our executive officers is not subject to the limitations on deductions imposed by Section 162(m). Our compensation committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance. However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that such action is appropriate and in our best interests.

Equity Incentive Plans

2002 Stock Option Plan

Our board of directors adopted, and our stockholders approved, our 2002 Stock Option Plan in November 2002. The plan was most recently amended in September 2011. We refer to this plan, as amended, as the 2002 plan.

The 2002 plan covers the grant of awards to our employees (including officers), non-employee consultants and advisors and non-employee directors. Under the terms of the 2002 plan, an aggregate of 4,939,270 shares of our common stock are authorized for delivery in settlement of awards (including incentive stock options). The 2002 plan expired in 2012 and we are making no further grants under the 2002 plan; however, we may still deliver shares upon the exercise of outstanding options. As of December 31, 2014, options to purchase an aggregate of 1,255,236 shares of common stock were outstanding under our 2002 plan.

The 2002 plan is administered by the compensation committee. The committee has the authority to effect (i) the cancellation of any or all outstanding awards and the grant of new awards covering the same or different numbers of shares and having an exercise or purchase price which may be the same as or different than the exercise or purchase price of the canceled awards, or (ii) the amendment of the terms of any and all outstanding awards. No such action may adversely impair the rights of a grantee (or any permitted transferee) under any outstanding award without the consent of the grantee (or transferee). The committee may in its discretion accelerate the vesting or exercisability of an award at any time or on the basis of any specified event.

The 2002 plan specifies that the award agreements may provide for accelerated vesting upon a “change of control.” Our form of employee option award agreement provides that, in the event the grantee is terminated by us without cause or by the grantee for good reason within one year following a “change of control” of our company, 100% of the remaining unvested option shares become vested and exercisable in accordance with the terms of the plan.

2012 Omnibus Incentive Compensation Plan

On October 24, 2012, our board of directors adopted the Amber Road, Inc. 2012 Omnibus Incentive Compensation Plan, or the 2012 plan and our stockholders approved it in 2013. The 2012 plan replaced our 2002 Stock Option Plan, which expired in 2012. The plan was most recently amended in January 2014 to increase the shares available for issuance.

General

The 2012 plan covers the grant of awards to our employees (including officers), non-employee consultants and non-employee directors and those of our affiliates. Under the terms of the 2012 plan, an aggregate of 5,146,696 shares of our common stock, without par value, are authorized for delivery in settlement of awards (including incentive stock options). Of such number, as of December 31, 2014, 1,453,825 shares are issuable upon exercise of currently outstanding awards.

The compensation committee of the board of directors administers the 2012 plan. The committee may delegate any or all of its administrative authority to our Chief Executive Officer or to a management committee except with respect to awards to executive officers who are subject to Section 16 of the Exchange Act and awards that are intended to comply with the performance-based exception to tax deductibility limitations under Section 162(m) of the Internal Revenue Code. In addition, the full board of directors must serve as the committee with respect to any awards to our non-employee directors.

The stock delivered to settle awards made under the 2012 plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the 2012 plan. If any shares subject to any award granted under the 2012 plan (other than a substitute award) is forfeited or otherwise terminated without delivery of such shares (or if such shares are returned to us due to a forfeiture restriction under such award), the shares subject to such awards will again be available for issuance under the 2012 plan. However, any shares that are withheld or applied as payment for shares issued upon exercise of an award or for the withholding or payment of taxes due upon exercise of the award will continue to be treated as having been delivered under the 2012 plan and will not again be available for grant under the 2012 plan.

If a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or repurchase or exchange of our shares or other securities, or other rights to purchase shares of our securities or other similar transaction or event affects our common stock such that the committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2012 plan, the committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to awards (whether or not then outstanding) and the related exercise price relating to an award.

The maximum number of shares of our common stock that are subject to awards granted to any individual in a single calendar year may not exceed one million shares. In addition, the maximum value of all awards to be settled in cash or property other than our common stock that may be granted to any individual in a single calendar year may not exceed $1 million. These limitations apply to the calendar year in which the awards are granted and not the year in which such awards settle.

Types of Awards

The 2012 plan permits the granting of any or all of the following types of awards to all grantees:

•	stock options, including incentive stock options, or ISOs;

•	stock appreciation rights, or SARs;

•	restricted shares;

•	deferred stock and restricted stock units;

•	performance units and performance shares;

•	dividend equivalents;

•	bonus shares;

•	other stock-based awards; and

•	cash incentive awards.

Generally, awards under the 2012 plan are granted for no consideration other than prior and future services. Awards granted under the 2012 plan may, in the discretion of the committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2012 plan or other plan of ours; provided, however, that if an SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term and the exercise price of the SAR may not be less than the exercise price of the ISO. The material terms of each award will be set forth in a written award agreement between the grantee and us.

Stock Options and SARs

The committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A stock option allows a grantee to purchase a specified number of shares of our common stock at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the committee and set forth in the award agreement but the exercise price may not be less than the fair market value of a share of common stock on the grant date. The term of each option or SAR is determined by the committee and set forth in the award agreement, except that the term may not exceed 10 years. Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), by delivering shares of our common stock previously owned by the grantee, or with the approval of the committee, by delivery of shares of our common stock acquired upon the exercise of such option or by delivering restricted shares. The committee may also permit a grantee to pay the exercise price of an option through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us.

Restricted Shares

The committee may award restricted shares consisting of shares of our common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. A grantee receiving restricted shares will have all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement. Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

Restricted Stock Units and Deferred Stock

The committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of shares of our common stock at the end of specified deferral periods or upon the occurrence of a specified event, which satisfies the requirements of Section 409A of the Internal Revenue Code. A restricted stock unit award is the grant of a right to receive a specified number of shares of our common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will be lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. The award agreement will provide whether grantees may receive dividend equivalents with respect to restricted stock units or deferred stock, and if so, whether such dividend equivalents are distributed when credited or deemed to be reinvested in additional shares of restricted stock units or deferred stock.

Performance Units

The committee may grant performance units, which entitle a grantee to cash or shares conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the committee and reflected in the award agreement. The initial value of a performance unit will be determined by the committee at the time of grant. The committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the committee and reflected in the award agreement. The committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Bonus Shares

The committee may grant fully vested shares of our common stock as bonus shares on such terms and conditions as specified in the award agreement.

Dividend Equivalents

The committee is authorized to grant dividend equivalents which provide a grantee the right to receive payment equal to the dividends paid on a specified number of shares of our common stock. Dividend equivalents may be paid directly to grantees or may be deferred for later delivery under the 2012 plan. If deferred such dividend equivalents may be credited with interest or may be deemed to be invested in shares of our common stock or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Cash Incentive Awards

The committee may grant cash incentive awards to any eligible person in such amounts and upon such terms, including the achievement of specific performance goals during the applicable performance period, as the committee may determine. An eligible person may have more than one cash incentive award outstanding at any time. For instance, the committee may grant an eligible employee one cash incentive award with a calendar year performance period as an annual incentive bonus and a separate cash incentive award with a multi-year performance period as a long-term cash incentive bonus.

The committee shall establish performance goals applicable to each cash incentive award in its discretion and the amount that will be paid to the grantee pursuant to such cash incentive award if the applicable performance goals for the performance period are met. If an eligible person earns the right to receive a payment with respect to a cash incentive award, such payment will be made in cash in accordance with the terms of the award agreement. If the award agreement does not specify a payment date with respect to a cash incentive award, payment of the cash incentive award will be made no later than the 15th day of the third month following the end of the taxable year of the grantee or our fiscal year during which the performance period ends.

Other Stock-Based Awards

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2012 plan authorizes the committee to grant awards that are valued in whole or in part by reference to or otherwise based on our securities. The committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or payable under the 2012 plan, or as a condition to accelerating the timing of such events.

The committee has the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards which the committee intends to qualify for the performance-based exception to the tax deduction limitations under Internal Revenue Code Section 162(m) may not be adjusted upward unless the committee intends to amend the award to no longer qualify for the performance-based exception. The committee retains the discretion in all events to adjust such awards downward.

Awards may be settled in cash, stock, other awards or other property, in the discretion of the committee.

Change of Control

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of our stock, or a Corporate Transaction, and the outstanding awards are not assumed by surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the committee accelerates the vesting of any such awards) and with respect to any vested and nonforfeitable awards, the committee may either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of our common stock and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be canceled without any payment to the grantee.

Amendment to and Termination of the 2012 Plan

The 2012 plan may be amended, altered, suspended, discontinued or terminated by our board of directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2012 plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of grantees on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

In addition, subject to the terms of the 2012 plan, no amendment or termination of the 2012 plan may materially and adversely affect the right of a grantee under any award granted under the 2012 plan.

Unless earlier terminated by our board of directors, the 2012 plan will terminate when no shares remain reserved and available for issuance or, if earlier, on October 23, 2022.

401(k) Plan

We maintain a defined contribution employee savings plan, or 401(k) plan, for our employees. All of our employees in the United States (other than residents of Puerto Rico) are eligible to participate in the 401(k) plan as of the first day of the month following the later of the employee’s employment commencement date or the date the employee attains age 21. Participants are able to defer up to 90% of their eligible compensation subject to applicable annual Code limits. Participant contributions may be made on a pre-tax basis (401(k) contributions) or on an after-tax basis (Roth 401(k) contributions). The 401(k) plan permits us to make profit sharing contributions and/or matching contributions to eligible participants, although such contributions are not required. We have not made any profit sharing contributions or matching contributions during the years ended December 31, 2014 or 2013. Participants’ pre-tax 401(k) contributions and Roth 401(k) contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Contributions that we make, if any, are subject to vesting in 20% annual increments starting after the participant has completed two years of service; employees are immediately and fully vested in their own pre-tax 401(k) contributions and after-tax Roth 401(k) contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

DIRECTOR COMPENSATION

James W. Preuninger, who is employed by us as our Chief Executive Officer, receives no separate compensation for his services as a director. John W. Preuninger, who served as our President and Chief Operating Officer and as a director until July 24, 2014, did not receive separate compensation for his services as a director. Prior to our initial public offering in March 2014, our non-employee directors, Messrs. Harvey, Howard and Williams received $5,000 per month for their service on the Board, and the remaining non-employee directors Messrs. Caldwell, Goldsmith and Munfa did not receive any compensation for their service.

Following the completion of our initial public offering, our Board adopted the following compensation policy for our non-employee directors. Each non-employee director receives an annual cash retainer of $60,000. Our Chairman of the Board receives an additional annual cash retainer of $25,000. The annual cash retainer is payable in monthly installments on the first business day of each calendar month if the director remains in continuous service through such date. In addition, each year on the same date that the Board authorizes and approves the award of annual equity grants to employees, each non-employee director receives an annual award of restricted stock units for the number of shares of our common stock that have a market value of $90,000 based on the closing price of the common stock on the last business day preceding the grant date. Our Chairman of the Board receives an additional annual restricted stock unit grant for the number of shares having a market value of $25,000.

In accordance with the new non-employee director compensation policy, all new non-employee appointees to the Board receive an inaugural award of restricted stock units for the number of shares of our common stock that have a market value of $180,000 based on the closing price of the common stock on the last business day preceding the grant date. All of our non-employee directors received an inaugural award in 2014. Our Chairman of the Board received an additional inaugural restricted stock unit award in 2014 for common shares having a market value of $25,000.

The annual and inaugural restricted stock unit grants vest on the earliest of (i) the first anniversary of the date of grant, (ii) the date of the non-employee director’s death or (iii) upon a “Change of Control” (as defined in the award agreements), provided that the director remains in continuous service until the vesting date. The shares underlying vested restricted stock units will be issued to the non-employee directors (other than Donald Caldwell) in settlement of the award on the earlier of “Separation from Service” (as defined in the 2012 Plan) or upon consummation of a Change of Control, and Mr. Caldwell’s award will settle on the vesting date. If a non-employee director’s restricted stock units are not vested on or before the director’s Separation from Service, the director’s non-vested restricted stock units will be immediately forfeited without consideration.

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

The following table provides information concerning the compensation earned by each person, other than James W. Preuninger and John W. Preuninger, who each served as a member of our board of directors during the year ended December 31, 2014. See “Executive Compensation” for a discussion of the compensation received by James W. Preuninger and John W. Preuninger.

	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Donald R. Caldwell	50,000	214,000	—	264,000
Pamela F. Craven	50,000	214,000	—	264,000
Bernard M. Goldsmith	—	—	—	—
Kenneth M. Harvey	60,000	214,000	—	274,000
Cho Ying Davy Ho	30,000	214,000	—	244,000
Rudy C. Howard	60,000	214,000	—	274,000
John Malone	50,000	214,000	—	264,000
Antoine Munfa	—	—	—	—
Barry M. V. Williams	64,167	238,000	—	302,167

(1)	Represents amount earned or paid during fiscal year 2014.
(2)	These awards consist of restricted stock unit grants that generally vest on the earliest of (i) the first anniversary of the date of grant, (ii) the date of the non-employee director’s death or (iii) upon a “Change of Control” (as defined in the award agreements), provided that the director remains in continuous service until the vesting date. These amounts reflect the fair value of the restricted stock unit award, based on the value of our common stock at the close of market on the date immediately preceding the date of grant.
(3)	There were no stock option awards to the individuals listed in the table during fiscal year 2014. As of December 31, 2014, the following non-employee members of our board of directors held options to purchase the following number of shares of our common stock: Mr. Howard—80,160 and Mr. Williams—59,508, and the following number of restricted stock units: Ms. Craven and Messrs. Caldwell, Harvey, Ho, Howard and Malone—13,846 and Mr. Williams—15,627.

AUDIT COMMITTEE REPORT

The audit committee, which is composed of three independent directors (Rudy Howard (Chairman), Pamela Craven and John Malone), operates under a written charter adopted by the Board of Directors. Among its functions, the committee selects the independent auditors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The independent auditors also provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB, and the committee discussed with the independent auditors their independence and considered the compatibility of nonaudit services with the auditors’ independence.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

March 13, 2015

Audit Committee of the Board of Directors

Rudy C. Howard (Chairman)

Pamela F. Craven

John Malone

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions since January 1, 2014 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation,” and other than the transactions described below. For a description of severance and change of control arrangements that we have entered into with some of our executive officers, see the section of this proxy statement entitled “Executive Compensation—Change in Control Agreements.”

Promissory Notes

In January and October 2005, our Chief Executive Officer and board member James W. Preuninger, and our former President, Chief Operating Officer and board member John W. Preuninger purchased restricted shares of common stock from us. Under the stock purchase agreements, the shares were subject to repurchase by us under certain conditions, including termination of employment or in the event of a corporate transaction, as defined in the agreements. Pursuant to these agreements, we agreed to loan James W. Preuninger and John W. Preuninger, on a nonrecourse basis, an aggregate of $960,599 to permit them to satisfy their tax liabilities. The loans accrued interest at an annual rate of 4.75% and were repayable upon the earlier of (i) 15 years following the date of the loans or (ii) upon each sale or other disposition by the purchasers of any shares to a third party, until the balance of the loans had been paid in full.

The principal amounts outstanding under the related promissory notes since January 1, 2011, and accrued and unpaid interest as of December 31, 2013, was as follows:

Name	Issuance Date of Promissory Note	Principal Amount Held	Accrued and Unpaid Interest as of December 31, 2013
James W. Preuninger	January 3, 2005	$178,289	$92,313
James W. Preuninger	October 10, 2005	$315,509	$146,626
John W. Preuninger	January 3, 2005	$169,411	$87,717
John W. Preuninger	October 10, 2005	$297,390	$138,205

In January 2014, we forgave these non-recourse loans, which amounted to $1,430,722, inclusive of accrued interest. In addition, we will also record compensation expense of approximately $927,000 in our 2014 consolidated statements of operations related to a bonus provided to the borrowers to offset the tax consequences related to the loan forgiveness.

Separation Agreement

Effective July 24, 2014, John W. Preuninger resigned as President, Chief Operating Officer and as a member of our Board of Directors. In connection with Mr. Preuninger’s resignation, we entered into a separation agreement and general release with Mr. Preuninger. Pursuant to the terms of the separation agreement, Mr. Preuninger continued as an employee through the separation date of November 2, 2014. Mr. Preuninger received a lump sum payment on January 15, 2015 in an amount equal to 22 months of his base salary, and subject to his compliance with the terms of the separation agreement he will be entitled to receive a completion bonus of $175,000 on the first anniversary of the separation date. Mr. Preuninger also received an equity award in the form of 10,606 restricted stock units that would vest on the first anniversary of the separation date subject to his compliance with the terms of the separation agreement. Mr. Preuninger will also be entitled to the continuation of certain group health, dental and vision plan benefits and for the payment or reimbursement for premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended, for him and his eligible dependents for continuation coverage under such benefit plans for up to 24 months following the separation date. Mr. Preuninger and the Company also agreed to customary releases of claims.

Fourth Amended and Restated Investor Rights Agreement

Prior to our initial public offering, we entered into a Fourth Amended and Restated Investor Rights Agreement with the holders of our then outstanding series of preferred stock, including James W. Preuninger, funds affiliated with Cross Atlantic Capital Partners, Inc. (or Cross Atlantic), Updata Partners, Goldman, Sachs & Co. and NJTC Venture Fund SBIC, LP (now NJTC Investment Fund, Ltd.). The Fourth Amended and Restated Investor Rights Agreement, among other things, granted these stockholders specified registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of the shares of preferred stock held by them and any shares issued as dividends, and obligated us to deliver periodic financial statements to some of the stockholders who are parties to the investor rights agreement. The provisions of this agreement other than those relating to registration rights terminated in connection with the completion of our initial public offering in March 2014.

Fourth Amended and Restated Shareholders Agreement

Prior to our initial public offering, we were party to a Fourth Amended and Restated Shareholders Agreement, which included a voting agreement and a right of first offer with respect to certain sales of shares. The agreement also included preemptive rights and bring-along rights. The agreement terminated upon completion of our initial public offering in March 2014.

EasyCargo Acquisition

We acquired our EasyCargo subsidiary (now known as Amber Road China, Ltd.) for a payment of $2.0 million in cash, up to 296,547 shares of our common stock and a potential earnout payment described below. The 296,547 shares of common stock are comprised of the following: (i) 197,914 shares of common stock which was issued at closing in September 2013, (ii) 66,077 shares of common stock that are contingently issuable based upon the achievement of China Trade Management (CTM) revenue targets through 2015, and (iii) 32,556 shares of common stock that are contingently issuable based upon our continued employment of EasyCargo’s founder Mr. Kae-por Chang.

We have the right to repurchase for nominal consideration 32,556 of the contingent shares if Mr. Kae-por Chang leaves the employment of our EasyCargo subsidiary without good reason or is terminated for cause prior to December 31, 2015. Our right to repurchase these shares lapses in five equal semi-annual installments over the period commencing September 3, 2013 (the date of our acquisition of EasyCargo) and ending on December 31, 2015. As of December 31, 2014, 13,012 of these shares have been issued. We also have the right to repurchase for nominal consideration 66,077 of the contingent shares if EasyCargo fails to attain certain CTM revenue targets through 2015. The shareholders of EasyCargo will retain the 66,077 shares if the CTM revenue targets are met in 2014, 2015 or for the cumulative period from January 1, 2013 through December 31, 2015.

In addition to the $2.0 million in cash and 296,547 shares of our common stock described above, we are obligated to make an earnout payment of up to $2.5 million in cash or shares of our common stock (at our option) if, during the three-year period ending December 31, 2015, aggregate CTM revenue exceeds $7.7 million. In this case we will pay additional consideration equal to 50% of CTM revenue in excess of $7.7 million for that period, up to the maximum of $2.5 million.

Mr. Chang is entitled to 20% of each of the $2.0 million in cash, the 296,547 shares of our common stock and the potential earnout payment based on the pro rata portion of equity he held in EasyCargo’s parent company prior to our acquisition of EasyCargo’s parent.

In 2012 and 2013, Mr. Chang made loans to EasyCargo aggregating $252,502. The loans were represented by a promissory note dated September 3, 2013 and represented working capital loans from Mr. Chang to EasyCargo. The note bore interest at a rate of 2% and was scheduled to mature in 2016. In May 2014, the promissory note was repaid in full.

In connection with our acquisition of EasyCargo, our EasyCargo subsidiary agreed to employ Mr. Chang for a five year term as its Managing Director, China. Under this agreement, Mr. Chang receives an annual base salary of approximately $185,000, a target bonus of approximately $60,000 per annum and upon his start of employment was granted stock options to purchase 66,800 shares of our common stock, subject to vesting. The stock vests over four years as follows: 25% at the first year anniversary of the grant date and 6.25% at the end of each quarter thereafter.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provides that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provides our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, in March 2014 in connection with our initial public offering we entered into indemnification agreements with each of our directors, and with Cho Ying Davy Ho in July 2014 in connection with his becoming a director.

Related Person Transaction Policy

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, (i) a related person is any person who is an executive officer, director, director nominee, or a beneficial owner of more than 5%

of any class of our voting securities, or any immediate family member such any such persons, and (ii) a related person transaction, subject to certain exceptions, is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant, where the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest in the transaction.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, such transaction must be reported to our General Counsel, and be reviewed and approved by the Audit Committee of our Board of Directors. In addition, under our Code of Business Conduct & Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, will take into account the relevant available facts and circumstances including, but not limited to:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person‘s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

MANAGEMENT

The names of our executive officers and other key employees, their ages, their positions and other biographical information are set forth below:

Executive Officers

Name	Age	Position
James W. Preuninger	55	Chief Executive Officer and Director
Thomas E. Conway	47	Chief Financial Officer
Albert C. Cooke III	55	Vice President, Global Sales
Nathan Pieri	49	Chief Product Officer

Other Key Employees

Name	Age	Position
Ty Y. Bordner	50	Vice President, Solutions Consulting
Elliot Brecher	49	General Counsel and Corporate Secretary
M. Scott Byrnes	46	Vice President, Marketing
Kae-por F. Chang	54	Managing Director, Amber Road China
Glenn T. Gorman	55	Chief Information Officer
J. Anthony Hardenburgh	44	Vice President, Global Trade Content
William R. Jackowski	48	Vice President, Professional Services
Stephanie J. Miles	46	Senior Vice President, Commercial Services
Amish Sheth	44	Chief Technology Officer

James W. Preuninger is a co-founder of our company and has served as Chief Executive Officer and a member of our board of directors since 2002. Biographical information concerning Mr. Preuninger is set forth above under “Election of Directors.”

Thomas E. Conway. Mr. Conway is our Chief Financial Officer, a position he has held since 2007. He previously served as Assistant Corporate Controller and Director of North American Accounting Operations at Cognizant Technology Solutions, an information technology company. Prior to joining Cognizant, Mr. Conway worked for seven years at JDS Uniphase, a fiber optic component and systems provider, where he served as Controller and Director of Finance, and nine years at KPMG LLP, where he was Senior Manager in the Communication and Entertainment audit and consulting practice. Mr. Conway is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Albert C. Cooke III. Mr. Cooke is our Vice President, Global Sales, a position he has held since 2005. He is responsible for the global sales of our solutions to importers, exporters and logistics service providers. Prior to joining us, Mr. Cooke was vice president of products and solutions for Industri-Matematik International Corp. (IMI), a leading provider of order management software. Prior to working at IMI, Mr. Cooke held senior sales and operational roles at Adexa, Optum, and Russ Berrie & Company.

Nathan Pieri. Mr. Pieri is our Chief Product Officer. He returned to us after two years as Senior Vice President of Portfolio Product Management & Software Delivery for Triple Point Technology, a provider of commodity trading and risk management solutions. For a ten-year period, Nathan worked as our Senior Vice President, Marketing and Product Management and was responsible for product strategy and global marketing. Prior to his first appointment with us, he held senior marketing and product management roles at other enterprise software companies such as Celarix and Baan (Infor). Earlier in his career, Mr. Pieri was a strategy and supply chain management consultant at Coopers & Lybrand and held various operating roles at General Electric, where he started his career in the manufacturing management program.

Ty Y. Bordner. Mr. Bordner is our Vice President, Solutions Consulting, and has served in that position since 2006. He is responsible for both product strategy and direction, as well as customer and prospect-focused solutions. Prior to joining us in 2006, Mr. Bordner spent 10 years with JPMorgan Chase Vastera, a global trade management software and managed services provider, in various leadership roles, including oversight for Engineering, Solutions Consulting and Product Management. During his tenure he helped manage the company through multiple growth stages from startup, through initial public offering, to achieving annual revenues in excess of $80 million. Prior to joining JP Morgan Chase Vastera, Mr. Bordner worked for GXS (formerly GE Information Services).

Elliot Brecher. Mr. Brecher has served as our General Counsel and Corporate Secretary since 2013. He was previously Senior Vice President and General Counsel of Insight Communications Company, Inc., a mid-west based cable operator, from 2000 until its sale to Time Warner Cable, Inc. in 2012. From 1994 until joining Insight, he was associated with the law firm Cooperman Levitt Winikoff Lester & Newman, P.C., where Mr. Brecher became a partner in 1996. This firm became part of Sonnenschein Nath & Rosenthal, LLP by merger in 2000. Prior to that, he was associated with the law firm Rosenman & Colin LLP.

M. Scott Byrnes. Mr. Byrnes has served as our Vice President, Marketing since 2010. From 2008 until 2010, Mr. Byrnes held the position of Executive Vice President at The Walker Group, a strategic marketing consultancy based in Washington, DC. Prior to that, Mr. Byrnes was Vice President of Marketing for HandySoft, a provider of BPM software. Mr. Byrnes also spent four years at JPMorgan Chase Vastera and approximately five years at Manugistics, where he held a variety of leadership positions in both services and sales. He began his career with Andersen Consulting, now Accenture.

Kae-por Chang. Mr. Chang has served as the Managing Director, Amber Road China since 2013. From 2007 until September 2013, Mr. Chang was the founder and CEO of EasyCargo, which we acquired in 2013. Mr. Chang has over 20 years of senior management experience in global supply chain management, logistics, distribution, IT, and regulatory compliance, as an executive of both public and private companies. He was also an Ernst & Young LLP consultant prior to founding EasyCargo.

Glenn T. Gorman. Mr. Gorman serves as our Chief Information Officer, a position he has held since 2002. Mr. Gorman is responsible for setting our technology policy and managing the hosting operations, information technology and quality assurance departments. Prior to joining us, Mr. Gorman held various positions including that of Systems Engineer and Operational Specialist for IBM Corporation from 1984 until 1986, where he served as a liaison between field support and IBM’s development laboratories.

J. Anthony Hardenburgh. Mr. Hardenburgh has been our Vice President, Global Trade Content since 2007. He manages a global team of international trade professionals who monitor and maintain our trade content. Prior to joining us, Mr. Hardenburgh served as Vice President of Global Trade Content for JPMorgan ChaseVastera, where he managed a global team of trade professionals responsible for supporting both its software and managed services operations. Mr. Hardenburgh also served as a director for From2, a company engaged in global trade management software, and as an International Trade Specialist for the U.S. Department of Commerce, where he was responsible for counseling small- and medium-sized exporters.

William R. Jackowski. Mr. Jackowski is our Vice President, Professional Services, a position he has held since 2006. In this position, Mr. Jackowski manages a team of experienced consultants specializing in the implementation of our solutions. Prior to joining us, Mr. Jackowski served as Vice President of Global Professional Services for JPMorgan Chase Vastera, where he oversaw strategic software accounts and helped grow that company’s professional services organization across North America, Europe and South America. Previously, Mr. Jackowski held several management and consulting positions with large consulting organizations such as American Management Systems (AMS) and PeopleSoft.

Stephanie J. Miles. Ms. Miles is our Senior Vice President, Commercial Services, a position she has held since 2005, Ms. Miles leads our support team for the delivery, implementation and ongoing support services relating to our GTM solutions. Until February 2013, her position also encompassed leadership of our professional services team. Prior to joining us, Ms. Miles held various leadership positions with the supply chain visibility company BridgePoint, a subsidiary of CSX Corporation, for seven years. While at BridgePoint, she held the positions of Senior Vice President and General Manager, and also served as a board member.

Amish Sheth. Mr. Sheth is our Chief Technology Officer, a position in which he is responsible for building and delivering our suite of enterprise software solutions. Before assuming his current role, Mr. Sheth served as Chief Software Architect and Managing Director of our Indian operations since 2007. Prior to joining us, Mr. Sheth served in various roles at JPMorgan Chase Vastera, in which he managed the development and delivery of various GTM solutions and was instrumental in defining the architectural platform that allowed JPMorgan Chase Vastera to build, support and customize its product development and managed services solutions on a single platform.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our Class A common stock to file reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission, and to file copies of such reports with us. Based solely upon a review of the copies of such reports received by us and written representations that no other reports were required, we believe that during 2014, with the exception of one late Form 4 filing for John Malone, such reporting persons complied with the filing requirements of said Section 16(a).

ANNUAL REPORT

Our 2014 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In accordance with the rules of the Securities and Exchange Commission, in order for stockholder proposals for the 2016 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, they must be received by our Corporate Secretary at our principal executive offices not later than November 25, 2015.

Any director nomination or proposal that a stockholder wishes to present at the 2016 Annual Meeting of Stockholders, other than through inclusion in our proxy statement, must follow the procedures described in our by-laws. Under these procedures, stockholders must submit the proposed nominee or proposal by giving written notice to our Corporate Secretary at our principal executive offices no earlier than January 7, 2016 and no later than February 8, 2016. These timing requirements differ if this year’s annual meeting were to be adjourned or otherwise postponed or if the date of next year’s annual meeting is not within 30 days before or after the anniversary date of this year’s meeting. If any of these events occurs, we will furnish the new dates for submission of proposed nominees or other items of business by public disclosure including filing with the SEC of a current report on Form 8-K. The stockholder must have been a stockholder of record at the time of the giving of the notice and entitled to vote at the meeting. The stockholder’s notice must set forth the following:

•	As to any proposed nominee for directorship: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the number of shares of common stock owned of record and beneficially by the nominee, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) such other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under the proxy rules, including (without limitation) such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee.

•	As to any other business proposed to be brought before the meeting, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

•	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder and of such beneficial owner, as they appear on our books, and (b) the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet- QUICK ☐ ☐ ☐ EASY

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AMBER ROAD, INC.	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 5, 2015.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  ☐

PROXY	Please mark your votes like this	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES IN PROPOSAL 1, “FOR” PRPOSAL 2, AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

1. Election of Directors	FOR all Nominees listed to the left ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐	2. Ratification of independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(1) James W. Preuninger
(2) Kenneth M. Harvey

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                           Signature, if held jointly                                                       Date                     , 2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held May 6, 2015

The proxy statement and our 2015 Annual Report to Stockholders are available at http://www.cstproxy.com/amberroad/2015

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AMBER ROAD, INC.

The undersigned appoints James W. Preuninger and Thomas E. Conway, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Amber Road, Inc. held of record by the undersigned at the close of business on March 10, 2015 at the Annual Meeting of Stockholders of Amber Road, Inc. to be held on May 6, 2015, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES IN PROPOSAL 1, “FOR” PRPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)